Exhibit 99.1

UNIFI®, Makers of REPREVE®, Announces First Quarter Fiscal 2025 Results

Sales and earnings results consistent with expectations

Company reiterates year-over-year improvement for fiscal 2025

GREENSBORO, N.C., October 30, 2024 – Unifi, Inc. (NYSE: UFI) (together with its consolidated subsidiaries, “UNIFI”), leading innovator in recycled and synthetic yarn, today released operating results for the first fiscal quarter ended September 29, 2024.

First Quarter Fiscal 2025 Overview

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Net sales were $147.4 million, an increase of 6% from the first quarter of fiscal 2024, primarily driven by higher sales volumes.
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Revenues from REPREVE Fiber products were $44.7 million and represented 30% of net sales, compared to $42.5 million or 31% of net sales for the first quarter of fiscal 2024.
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Gross profit was $9.5 million and gross margin was 6.4%, representing a year-over-year improvement through existing cost-saving initiatives and increased productivity.
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Net loss was $7.6 million, or $0.42 per share, compared to a net loss of $13.3 million, or $0.73 per share, for the first quarter of fiscal 2024.
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Adjusted EBITDA* was $3.3 million, compared to $(4.8) million for the first quarter of fiscal 2024.
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Subsequent to quarter end, the Company entered into an additional $25.0 million credit facility.

Eddie Ingle, Chief Executive Officer of Unifi, Inc., stated, “Our financial results for the first quarter were in line with our expectations, highlighting our continued progress toward repositioning our business for future growth. The strategic initiatives that we put into place during the previous fiscal year have continued to benefit our financial results, which is evident by the significant improvement we experienced in gross profit during the period. To help sustain this positive momentum, we continue to take steps to strengthen our balance sheet, which included entering into a credit agreement that allows us to ensure our capital is deployed to the best long-term investments. We are confident that the improvements we have made to our business so far have positioned us well to enhance our future financial performance and increase shareholder value.”

First Quarter Fiscal 2025 Compared to First Quarter Fiscal 2024

Net sales increased to $147.4 million from $138.8 million, primarily due to higher sales volumes in the Brazil Segment, partially offset by severe weather and seasonality impacts in the Americas Segment, and difficult economic conditions in the Asia Segment.

Gross profit increased to $9.5 million from a gross loss of $0.6 million. Americas Segment gross profit improved by $6.0 million, primarily due to higher sales and production levels. Brazil Segment gross profit improved by $5.8 million, primarily due to pricing and market share gains. Asia Segment gross profit decreased by $1.7 million, primarily due to unfavorable economic conditions and pricing dynamics in the region.

Operating loss was $3.2 million compared to $12.0 million. The underlying improvement was primarily due to the increase in gross profit. Net loss was $7.6 million compared to $13.3 million. EPS was ($0.42) and Adjusted EBITDA* was $3.3 million, compared to $(0.73) and $(4.8) million, respectively.

Fiscal 2025 Outlook

Second Quarter Fiscal 2025

UNIFI expects the following second quarter fiscal 2025 results:

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Net sales between $140.0 million and $145.0 million;
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Adjusted EBITDA** loss between $(4.0) million and $(2.0) million;
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Capital expenditures between $4.0 million and $5.0 million; and
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Continued volatility in the effective tax rate.

Full Year Fiscal 2025

UNIFI expects the following for fiscal 2025:

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Net sales to increase 10% over fiscal 2024, as underlying portfolio and REPREVE Fiber momentum continues while macroeconomic and inflationary uncertainties remain pronounced until calendar 2025.
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Gross profit, gross margin, and Adjusted EBITDA** expected to increase significantly from fiscal 2024 to fiscal 2025, benefiting from higher sales volumes, initiatives from the previously announced Profitability Improvement Plan, and portfolio strength.
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Capital expenditures of approximately $12.0 million.

Ingle concluded, “We are excited about the opportunities that lie ahead of us for both our REPREVE Fiber business and our growing beyond apparel initiatives, which we believe are poised to benefit from the growing customer demand for sustainable solutions. As we look ahead, we will continue to focus on diligently managing our operations, maintaining a healthy balance sheet, and driving future growth that will help create value for all our stakeholders.”

* Adjusted EBITDA is a non-GAAP financial measure. The schedules included in this press release reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure.

** Guidance provided is a non-GAAP figure presented on an adjusted basis. For further details, see the non-GAAP financial measures information presented in the schedules included in this press release.

First Quarter Fiscal 2025 Earnings Conference Call

UNIFI will provide additional commentary regarding its first quarter fiscal 2025 results and other developments during its earnings conference call on October 31, 2024, at 9:00 a.m., Eastern Time. The call can be accessed via a live audio webcast on UNIFI’s website at http://investor.unifi.com. Additional supporting materials and information related to the call will also be available on UNIFI’s website.

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About UNIFI

UNIFI, Inc. (NYSE: UFI) is a global leader in fiber science and sustainable synthetic textiles. Using proprietary recycling technology, UNIFI is a pioneer in scaling the transformation of post-industrial and post-consumer waste into sustainable products. Through REPREVE, the world’s leading brand of traceable, recycled fiber and resin, UNIFI is changing the way industries think about the materials they use – and reuse. A vertically-integrated manufacturer, the company has direct operations in the United States, Colombia, El Salvador, and Brazil, and sales offices all over the world. UNIFI envisions a future where circular and sustainable solutions are the only choice. For more information about UNIFI, visit www.unifi.com.

Contact information:

Josh Carroll or Blaine McNulty

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations of Reported Results to Adjusted Results to Follow

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended
	September 29, 2024	October 1, 2023
Net sales	$147,372	$138,844
Cost of sales	137,914	139,419
Gross profit (loss)	9,458	(575)
Selling, general and administrative expenses	11,842	11,609
Provision (benefit) for bad debts	312	(209)
Other operating expense, net	520	54
Operating loss	(3,216)	(12,029)
Interest income	(257)	(581)
Interest expense	2,507	2,485
Equity in earnings of unconsolidated affiliates	(11)	(200)
Loss before income taxes	(5,455)	(13,733)
Provision (benefit) for income taxes	2,177	(463)
Net loss	$(7,632)	$(13,270)

Net loss per common share:
Basic	$(0.42)	$(0.73)
Diluted	$(0.42)	$(0.73)

Weighted average common shares outstanding:
Basic	18,255	18,084
Diluted	18,255	18,084

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 29, 2024	June 30, 2024
ASSETS
Cash and cash equivalents	$13,703	$26,805
Receivables, net	77,885	79,165
Inventories	145,350	131,181
Income taxes receivable	1,355	164
Other current assets	12,923	11,618
Total current assets	251,216	248,933
Property, plant and equipment, net	189,744	193,723
Operating lease assets	8,411	8,245
Deferred income taxes	5,156	5,392
Other non-current assets	12,452	12,951
Total assets	$466,979	$469,244

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$41,250	$43,622
Income taxes payable	1,510	754
Current operating lease liabilities	2,434	2,251
Current portion of long-term debt	12,153	12,277
Other current liabilities	18,923	17,662
Total current liabilities	76,270	76,566
Long-term debt	119,324	117,793
Non-current operating lease liabilities	6,092	6,124
Deferred income taxes	1,869	1,869
Other long-term liabilities	3,715	3,507
Total liabilities	207,270	205,859

Commitments and contingencies

Common stock	1,826	1,825
Capital in excess of par value	71,419	70,952
Retained earnings	251,765	259,397
Accumulated other comprehensive loss	(65,301)	(68,789)
Total shareholders’ equity	259,709	263,385
Total liabilities and shareholders’ equity	$466,979	$469,244

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Three Months Ended
	September 29, 2024	October 1, 2023
Cash and cash equivalents at beginning of period	$26,805	$46,960
Operating activities:
Net loss	(7,632)	(13,270)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Equity in earnings of unconsolidated affiliates	(11)	(200)
Depreciation and amortization expense	6,547	7,026
Non-cash compensation expense	435	212
Deferred income taxes	344	(679)
Other, net	80	(62)
Changes in assets and liabilities	(12,597)	14,092
Net cash (used) provided by operating activities	(12,834)	7,119

Investing activities:
Capital expenditures	(2,018)	(2,937)
Other, net	—	457
Net cash used by investing activities	(2,018)	(2,480)

Financing activities:
Proceeds from long-term debt	47,500	31,100
Payments on long-term debt	(46,108)	(30,513)
Other, net	(162)	17
Net cash provided by financing activities	1,230	604

Effect of exchange rate changes on cash and cash equivalents	520	(688)
Net (decrease) increase in cash and cash equivalents	(13,102)	4,555
Cash and cash equivalents at end of period	$13,703	$51,515

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

Net sales and gross profit (loss) details for each reportable segment of UNIFI are as follows:

	For the Three Months Ended
	September 29, 2024	October 1, 2023
Americas	$86,283	$81,573
Brazil	34,310	29,909
Asia	26,779	27,362
Consolidated net sales	$147,372	$138,844

	For the Three Months Ended
	September 29, 2024	October 1, 2023
Americas	$(1,378)	$(7,380)
Brazil	7,937	2,167
Asia	2,899	4,638
Consolidated gross profit (loss)	$9,458	$(575)

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net loss to EBITDA and Adjusted EBITDA are set forth below.

	For the Three Months Ended
	September 29, 2024	October 1, 2023
Net loss	$(7,632)	$(13,270)
Interest expense, net	2,250	1,904
Provision (benefit) for income taxes	2,177	(463)
Depreciation and amortization expense (1)	6,504	6,988
EBITDA	3,299	(4,841)

Other adjustments (2)	—	—
Adjusted EBITDA	$3,299	$(4,841)

(1)
Within this reconciliation, depreciation and amortization expense excludes the amortization of debt issuance costs, which are reflected in interest expense, net. Within the condensed consolidated statements of cash flows, amortization of debt issuance costs is reflected in depreciation and amortization expense.
(2)
For the periods presented, there were no other adjustments necessary to reconcile Net loss to Adjusted EBITDA.

Net Debt (Non-GAAP Financial Measure)

Reconciliations of Net Debt are as follows:

	September 29, 2024	June 30, 2024
Long-term debt	$119,324	$117,793
Current portion of long-term debt	12,153	12,277
Unamortized debt issuance costs	214	229
Debt principal	131,691	130,299
Less: cash and cash equivalents	13,703	26,805
Net Debt	$117,988	$103,494

Cash and cash equivalents

At September 29, 2024 and June 30, 2024, UNIFI’s foreign operations held nearly all consolidated cash and cash equivalents.

REPREVE Fiber

REPREVE Fiber represents UNIFI’s collection of fiber products on its recycled platform, with or without added technologies.

Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted EPS, and Net Debt (together, the “non-GAAP financial measures”).

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EBITDA represents Net (loss) income before net interest expense, income tax expense, and depreciation and amortization expense.
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Adjusted EBITDA represents EBITDA adjusted to exclude, from time to time, certain adjustments necessary to understand and compare the underlying results of UNIFI.
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Adjusted Net (Loss) Income represents Net (loss) income calculated under GAAP adjusted to exclude certain amounts. Management believes the excluded amounts do not reflect the ongoing operations and performance of UNIFI and/or exclusion may be necessary to understand and compare the underlying results of UNIFI.
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Adjusted EPS represents Adjusted Net (Loss) Income divided by UNIFI’s weighted average common shares outstanding.
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Net Debt represents debt principal less cash and cash equivalents.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect UNIFI’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets, among otherwise comparable companies.

This press release also includes certain forward-looking information that is not presented in accordance with GAAP. Management believes that a quantitative reconciliation of such forward-looking information to the most directly comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts because a reconciliation of these non-GAAP financial measures would require UNIFI to predict the timing and likelihood of potential future events such as restructurings, M&A activity, contract modifications, and other infrequent or unusual gains and losses. Neither the timing nor likelihood of these events, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, a reconciliation of such forward-looking information to the most directly comparable GAAP financial measure is not provided.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures, and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations.

Management uses Adjusted Net (Loss) Income and Adjusted EPS (i) as measurements of net operating performance because they assist us in comparing such performance on a consistent basis, as they remove the impact of (a) items that we would not expect to occur as a part of our normal business on a regular basis and (b) components of the provision for income taxes that we would not expect to occur as a part of our underlying taxable operations; (ii) for planning purposes, including the preparation of our annual operating budget; and (iii) as measures in determining the value of other acquisitions and dispositions.

Management uses Net Debt as a liquidity and leverage metric to determine how much debt would remain if all cash and cash equivalents were used to pay down debt principal.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. Investors should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain “forward-looking statements” within the meaning of federal securities laws about the financial condition and results of operations of UNIFI that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management. An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements. These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to: the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing, and pricing of raw materials; general domestic and international economic and industry conditions in markets where UNIFI competes, including economic and political factors over which UNIFI has no control; changes in consumer spending, customer preferences, fashion trends, and end-uses for UNIFI's products; the financial condition of UNIFI’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions, and other disruptions at one of our facilities; the disruption of operations, global demand, or financial performance as a result of catastrophic or extraordinary events, including, but not limited to, epidemics or pandemics; the success of UNIFI’s strategic business initiatives; the volatility of financial and credit markets, including the impacts of counterparty risk (e.g., deposit concentration and recent depositor sentiment and activity); the ability to service indebtedness and fund capital expenditures and strategic business initiatives; the availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest, and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain, and motivate key employees; the impact of climate change or environmental, health, and safety regulations; and the impact of tax laws, the judicial or administrative interpretations of tax laws, and/or changes in such laws or interpretations.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on UNIFI. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in UNIFI’s most recent Annual Report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by UNIFI with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

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